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                                                                    EXHIBIT 99.1


    FLEMING PROMOTES BILL MAY TO PRESIDENT AND CEO OF WHOLESALE DISTRIBUTION

DALLAS, APRIL 24/PRNewswire-FirstCall/-- Fleming Companies Inc., today announced that Bill May has been promoted to President and Chief Executive Officer of Wholesale Distribution, with broader responsibility supporting Fleming's grocery wholesale distribution business.

         In January, May was named Executive Vice President and President, Wholesale, leading operations for Fleming's grocery wholesale group. In his expanded role, May also leads the Fleming teams that manage logistics, merchandising and procurement, information technology, services for the IGA and Piggly Wiggly segments, and marketing strategies for grocery wholesale.

         "This promotion for Bill will enable us to have our grocery distribution business grouped under the capable leadership of a single executive and his team, focused on serving independent supermarkets and our other retail customers, while our other branch concentrates on our convenience business" said Pete Willmott, Interim President and Chief Executive Officer for Fleming Companies.

         Under this new structure, Mike Walsh continues to serve as President and Chief Executive Officer of Convenience Distribution. Both Walsh and May will report directly to Pete Willmott.

         Fleming also announced today that Rob Allen, who serves as Interim Chief Operating Officer for Fleming, is retiring April 25, 2003. The Interim COO position is not expected to be refilled following Allen's retirement and May's promotion.

         "In the short time I have known Rob, I have quickly learned to respect him as a business leader and a person," said Mr. Willmott, "Rob was integral to the integration of the convenience business and we thank him for his contributions to the company and wish him the best."

ABOUT FLEMING

         Fleming (OTC Pink Sheets: FLMIQ) is a leading supplier of consumer package goods to independent supermarkets, convenience-oriented retailers and other retail formats around the country. To learn more bout Fleming, visit our Web site at www.fleming.com.

Contacts:
   (Media) Shane Boyd 972.906.2125
   (Investors-Equity) Mark Shapiro 972.906.8109
   (Investors-Debt) Clint Bryant 972.906.8142

SOURCE Fleming